Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Second Quarter Operating Results

January 22, 2008	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. completed the fiscal second quarter ended November 30, 2007 with income before provision for income taxes of $337,339 compared to income before provision for income taxes of $374,185 for the fiscal quarter ended November 30, 2006.  Sales increased to $3,110,921 for the quarter ended November 30, 2007 compared to $2,961,176 in the same period last year, a 5% increase.  Net income for the three months ended November 30, 2007 was $264,839 or $.10 per fully diluted share compared to net income of $271,185 or $.10 per fully diluted share for the same quarter in the prior fiscal year.  Net income for the three months ended November 30, 2007 was negatively impacted by higher research and development expenditures involving technologies related to the Xtero transaction offset by a lower income tax provision for the three month period ended November 30, 2007 compared to the same period last year.

Sales for the six months ended November 30, 2007 were $5,449,926 compared to $6,070,690 in the same period last year.  Net income for the six months ended November 30, 2007 was $449,254 or $.16 per fully diluted share compared to net income of $541,777 or $.20 per fully diluted share for the same period last year.  Net income for the six months ended November 30, 2007 was negatively impacted primarily by lower net sales which declined by 10.2% offset by a lower provision for income taxes, which decreased to $174,000 for the six month period ended November 30, 2007 compared to the $338,000 in the same period last year.

Other reported results:

	Three Months ended November 30, 2007	Three Months ended November 30, 2006	Six Months ended November 30, 2007	Six Months ended November 30, 2006
Gross profit	$1,689,328	$1,641,932	$2,924,693	$3,240,223
Gross profit (as a % of sales)	54.3%	55.4%	53.7%	53.4%
Operating expenses	$1,412,757	$1,313,720	$2,434,985	$2,446,691
Other income	$60,768	$45,973	$133,546	$86,245

Wayne Case, President and CEO of Schmitt Industries said: “We are pleased to report that we have filed our quarterly Form 10Q today which reports growth in our sales volume in the three months ended November 30, 2007 although our sales decreased for the six months ended November 30, 2007 when compared to the same periods in the prior fiscal year.  The company experienced a significant improvement in the SBS Balancer segment sales during the most recent quarter which resulted in SBS Balancer sales for the six months ended November 30, 2007 being 3.5% higher than for the six months ended November 30, 2006.  Sales for surface measurement products totaled $374,222 for the six months ended November 30, 2007 compared to the $783,046 for the six months ended November 30, 2006.  Certain segments of these targeted industries have seen consolidation into very large international manufacturers which we believe continues to negatively impact our sales. Our dimensional measurement products sales totaled $870,808 for the six months ended November 30, 2007 compared to the $1,048,023 for the six months ended November 30, 2006.  The Company recently released three new laser dimensional products that we believe will result in added sales and profits for the Company in the dimensional measurement markets.  Although our recent agreement to acquire Xtero (see News Release of Oct 5, 2007) with related research and development costs has negatively impacted current operating results, the transaction should allow us to enter new measurement markets and is expected to add sales and profits to the Company in future years.”

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com